EXHIBIT 99.1

For Immediate Release	Contact: Elaine Grimsell Dodge Neurogen Corp. 203-315-4615 edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
2005 FINANCIAL RESULTS

Branford, CT, March 9, 2006 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company focused on small molecule drugs, today announced financial results for the fourth quarter and year ended December 31, 2005.

Neurogen recognized a net loss for the fourth quarter of 2005 of $10.6 million, or $0.31 per share on 34.4 million shares outstanding. This compares to a net loss of $2.9 million, or $0.09 per share on 34.1 million shares outstanding, during the fourth quarter of 2004. The Company recognized a net loss for the twelve months ended December 31, 2005 of $37.1 million, or $1.08 per share on 34.3 million shares outstanding, as compared to a net loss of $18.6 million, or $0.63 per share on 29.7 million shares outstanding, for fiscal 2004. The higher net loss for the fourth quarter and for the year was due both to lower operating revenue and increased operating expenses, as discussed below.

As of December 31, 2005, Neurogen’s total cash and marketable securities totaled $115.4 million as compared to $151.8 million as of December 31, 2004.

Dr. William H. Koster, President and CEO said, “2005 was an exceptional year for Neurogen in terms of clinical progress with our insomnia program. We completed three Phase I clinical trials for our lead candidate, NG2-73 and began Phase II testing in December. Results showed NG2-73 to be safe and well-tolerated in these trials across a broad range of doses. Observations of sleepiness in healthy subjects as well as the dose limiting effect of deep sedation were consistent with the expected pharmacology of the drug. We believe there is substantial opportunity for NG2-73 in a growing insomnia market. NG2-73 is differentiated preclinically from other GABA hypnotics by its alpha-3 receptor sub-type selectivity and its relative partial receptor agonism.”

Dr. Koster continued, “We also transitioned three programs into preclinical development during the year, one of which, our VR1 program partnered with Merck, began Phase I testing on February 16, 2006. VR-1 antagonists have the potential for therapeutic applications in pain, urinary incontinence, and cough. Two other proprietary programs, in CRF for depression, and MCH for obesity, are making excellent progress toward the clinic. If they successfully pass our preclinical development criteria, they have the potential to enter human testing later this year.”

Operating revenue for the fourth quarter of 2005 was $1.7 million, compared to $5.7 million for the fourth quarter of 2004. For the twelve months ended December 31, 2005, operating revenue was $7.6 million compared to $19.2 million for the comparable period of 2004. The decrease in operating revenue for the current quarter and year was due primarily to the termination of the Company’s collaboration with Aventis on December 8, 2004 as a result of the merger between Aventis and Sanofi-Synthelabo.

Research and development expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2005 increased 55% to $10.5 million from $6.8 million in the fourth quarter of 2004. For the twelve month period, R&D expenses, excluding non-cash stock compensation charges, increased 23% to $38.0 million from $30.9 million in 2004. The increases for the quarter and the twelve month period were due primarily to increased clinical trial expenses for the Company’s insomnia program and to increased preclinical development expenses in its depression and obesity programs.

General and administrative expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2005 increased 5% to $2.3 million from $2.2 million for the comparable quarter of 2004. For the twelve month period, general and administrative expenses, excluding non-cash stock compensation charges, increased 7% to $9.1 million from $8.5 million for 2004. The increase for the quarter and twelve month periods was due primarily to increased personnel expenses, including salaries and benefits.

Webcast
Dr. Koster and Stephen Davis, Executive Vice President and Chief Operating Officer, will host a conference call and webcast to discuss today’s announcements at 10:00 a.m. Eastern Standard Time (EST) on March 9, 2006. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2006. A replay of the call will be available after 1:00 p.m. EST on March 9, 2006 and accessible through the close of business, March 23, 2006. To replay the conference call, dial 888-286-8010, or for international callers 617-801-6888, and use the pass code: 68521734.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, obesity, and inflammation. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provide no assurance that this will be true in future studies.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004*	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004*

Operating revenues:
License fees	$914	$3,927	$3,632	$8,890
Research revenues	776	1,800	3,926	10,290
Total operating revenues	1,690	5,727	7,558	19,180

Operating expenses:
Research and development:
Stock compensation**	70	192	511	371
Other R&D	10,535	6,797	37,976	30,908
Total R&D	10,605	6,989	38,487	31,279

General and administrative:
Stock compensation**	77	172	540	627
Other G&A	2,308	2,203	9,088	8,488
Total G&A	2,385	2,375	9,628	9,115

Total operating expenses	12,990	9,364	48,115	40,394

Operating loss	(11,300)	(3,637)	(40,557)	(21,214)

Other income, net	664	737	3,044	2,313

Income tax benefit	--	--	393	308

Net loss	$(10,636)	$(2,900)	$(37,120)	$(18,593)

Loss per share:
Basic and diluted	$(0.31)	$(0.09)	$(1.08)	$(0.63)

Shares used in calculation of loss per share:
Basic and diluted	34,410	34,064	34,318	29,703

* Certain reclassifications have been made to the three month and twelve month periods ended December 31, 2004 to conform to the 2005 presentation.

** The Company records stock compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and accordingly recognizes no compensation expense for the option grants when the options granted have an exercise price equal to the fair market value at the date of grant. During both 2005 and 2004, stock compensation expenses included restricted stock granted to certain officers, and options granted to non-employee consultants. A portion of the 2004 stock compensation expense reported in the Condensed Consolidated Statements of Operations was related to certain awards granted in 1997 that were fully vested by December 31, 2004 and was accounted for using the variable method of accounting.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2005	December 31, 2004

Assets

Cash and cash equivalents	$11,241	$14,831
Marketable securities	104,119	136,954
Total cash and marketable securities	115,360	151,785
Receivables from corporate partners	157	286
Other current assets, net	2,892	2,524
Total current assets	118,409	154,595

Net property, plant and equipment	28,268	28,908
Other long-term assets	87	320
Total assets	$146,764	$183,823

Liabilities and Stockholders’ Equity

Total current liabilities	$12,946	$10,392
Total long term liabilities	19,310	22,709
Total liabilities	32,256	33,101

Total stockholders’ equity	114,508	150,722
Total liabilities and stockholders’ equity	$146,764	$183,823